EXHIBIT 99.2

Conference Call Transcript

PFCB — Q1 2005 P.F. Chang’s China Bistro, Inc. Earnings Conference Call

Event Date/Time: Apr. 27. 2005 / 1:00PM ET
Event Duration: 32 min

CORPORATE PARTICIPANTS
Robert Vivian
P.F. Chang’s China Bistro, Inc. — President
Russell Owens
P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner
Kristina Cashman
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, CEO

CONFERENCE CALL PARTICIPANTS
John Glass
CIBC World Markets — Analyst
Howard Penney
Friedman, Billings, Ramsey Group, Inc. — Analyst
Eric Wold
Merriman Curhan Ford & Co. — Analyst
Ashley Woodruff
Bear, Stearns & Co. — Analyst
Bryan Elliott
Raymond James & Associates — Analyst
Janice Meyer
Credit Suisse First Boston — Analyst
Sharon Zackfia
William Blair & Co. — Analyst
Craig Bibb
WR Hambrecht & Co. — Analyst
John Ivankoe
JPMorgan Chase & Co. — Analyst
Matthew Difrisco
Thomas Weisel Partners — Analyst

PRESENTATION

Operator

Good afternoon. And welcome to the first quarter 2005 earnings release conference call. Your lines have been placed on a listen-only mode until the question-and-answer session of today’s call. I would like to remind all parties today’s conference is being recorded. If you have any objections, to please disconnect at this time. I would now like to introduce Mr. Robert Vivian, President of P.F. Chang’s China Bistro. Please go ahead, sir.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Thank you, Elan. Good morning, everyone. Welcome to the P.F. Chang’s first quarter conference call. Joining me today are Rick Federico, our Chairman and CEO; Russell Owens, President of Pei Wei Asian Diner; and Kristina Cashman, our CFO.

If this call holds true to form we will spend a little bit of time talking about historical facts, while the preponderance of our conversation will involve future events of which there is no certainty. Our business is replete with risk. Please read the five pages we’ve devoted to this lovely topic in our most recent 10-K filing. On a consolidated basis, our first quarter revenues grew 18% over the prior year. Comp store sales and average weekly sales at both concepts came in higher than anticipated during the quarter, which led us to modestly exceed our revenue forecast. Higher-than-anticipated revenues, along with a moderation in food and labor costs, led to higher restaurant operating margins for the quarter. Overall, on a year-over-year basis, restaurant operating profit increased 21%.

Dialing down to the individual line items, food and beverage costs, as expected, declined year-over-year driven primarily by seafood, poultry, and a little bit of produce. Labor costs dropped about 70 basis points versus last year. We showed improvement in our hourly labor, as well as our employee-related costs, which include health benefits and worker’s comp insurance. As expected, our operating expenses increased year-over-year as the cost of fuel impacted our takeout and disposable supplies, about 20 basis points. And our utility cost, another 30 basis points. Occupancy costs were up year-over-year by about 10 basis points driven by an increase in our property tax bills.

Unfortunately, we incurred about $400,000 more in G&A costs than we originally anticipated. Driven primarily by our not-so-good-friends Sarbanes-Oxley with an assist from the accounting gods. Depreciation and amortization increased more than we originally anticipated due to the various changes that we have made with respect to our accounting for leasehold obligations. Other income benefited from two sources. Penalty payments from landlords, stemming from project delays, and higher-than-expected earnings on our cash balances.

The remaining line items did not stray too far from our expectations. At quarter end, our cash and marketable securities totaled $66 million. CapEx in the first quarter was $16.3 million. On a gross basis, our capital expenditures plans for the year continued to be in the 75 to $80 million range, all of which will be funded internally. In short, we had a pretty good first quarter both from a revenue and a cost perspective.

As we look forward to the remaining three quarters of the year, a few items are worth noting. In terms of units our development plan remains unchanged. Both concepts have lost some sales weeks due to inclement weather and developer delays. The bistro has lost 26 peaks while Pei Wei has dropped about 73 weeks. While first quarter volumes have exceeded our expectations at Pei Wei, these higher volumes will be offset by lost sales week, primarily in the fourth quarter. Thus, we have modestly reduced our Pei Wei revenue forecast for the year.

Pei Wei has opened one restaurant thus far in the second quarter in Austin, Texas. Additional openings this quarter will occur in existing markets, San Antonio, L.A., Oklahoma City, and Las Vegas, as well as one new market, Weston, Florida. Like Pei Wei, the Bistro has opened one restaurant so far in the second quarter and that would be in Baton Rouge, Louisiana. Additional Bistro restaurants that will be opening in the quarter are located in Little Rock, Arkansas, St. Louis, San Jose, and Phoenix.

We began the year with the assumption that 2005 comps would grow in the 1.5 to 2% range for the Bistro and slightly higher than that at Pei Wei. Although we did get off to a faster start than we anticipated, we still believe that our original guidance will not be too far off the mark for the year. Through the first three weeks of the second quarter, both concepts have seen comp store sales grow slow slightly from the pace of the first quarter. Pei Wei comps are up around 5% while the Bistro growth is in the 1% range.

Absent any pricing initiatives, some of our labor advantage that we saw in the first quarter will dissipate through wage pressure. As an example, increasing the tip wage in Florida from $2.13 per hour to $3.13 will cost the Bistro roughly $175,000 per quarter. Pei Wei is currently operating with about 1.5% price, which they intend to keep for the entire year. The Bistro is currently operating with approximately 1% price. There may be state-specific adjustments at the Bistro as we move through the balance of the year.

We do expect to continue to see pressure on our operating expense line due to the higher cost of fuel. The net effect of the lease accounting changes in the first quarter was a reduction in our pre-tax income of about $200,000. Rent expense was reduced by about $700,000, while D&A was increased by about 900,000.

Just as a reminder for everyone, our cash costs associated with our lease obligations have not changed. The negative impact on future quarters this year will increase slightly with our increased development. Since we are now both capitalizing and expensing rent prior to our restaurants opening for business. The net effect of the lease accounting changes is roughly $.04 for the year or $.01 a quarter. With the exception of our lease accounting changes, from where we sit right now, we do not see any reason to materially change our forecast for 2005. Either in a positive or a negative fashion. We have tweaked a few of the individual line items, but at the end of the day, we end up basically in the same spot. We continue to like our business, and its prospects for the future. With that, we will open up the call for questions.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Our first question today is from John Glass of CIBC.

John Glass - CIBC World Markets — Analyst

Thanks. I’m wondering if you have any updated thoughts on cannibalization between the Bistro and Pei Wei? And I understand that’s not a new question, or issue. But just given the comp trends, at the Bistro and the size, the relative size differential is shrinking now, if you’ve looked at that recently?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, John, it is Bert. We continue to monitor how the two comps — how the two concepts play together daily, weekly, monthly, and yes, you’re right we get the question all the time. The fact of the matter is that the two concepts are working very well together. Interestingly enough, the market where we are most dense in terms of Bistros and Pei Wei happens to be the Phoenix market. And oh, by the way that happened to be our strongest market in the first quarter.

So as we’ve said in the past, you know, there is clearly a small degradation, I think, in the Bistro business when Pei Wei comes into a market. You know, it is very minor. Maybe in the 1 to 2% range, as best as we can calculate. The fact of the matter is, that trade-off is a very positive one for us as a company and we continue to enjoy the fruits of both concepts, and we’ve not made any changes with respect to the development in either concept as we look to the future.

John Glass - CIBC World Markets — Analyst

Okay. And then just on the slippage of the Pei Wei units, that was a topic of conversation in the last call. Is that the same issue working its way through the system, or did I detect maybe a different issue, weather is now also impacting the Pei Wei slippage? Maybe if you could just identify the causes?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

John, it is the same issue. And my guess is as we work through the year, we will continue to adjust those sales week numbers, you know, up and down. Nothing has changed from that standpoint. As we move through the spring, weather is always an issue. And it tends to impact development. But there really is nothing new here.

John Glass - CIBC World Markets — Analyst

Okay. Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Howard Penney, from Friedman Billings Ramsey.

Howard Penney - Friedman, Billings, Ramsey Group, Inc. — Analyst

Hi, I was wondering if you had given any thought to recently changing the capital structure or the way PFCB owns Pei Wei and the management and just kind of that whole structure how that stands?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Let’s see, Howard. Currently Pei Wei is a subsidiary of P.F. Chang’s China Bistro Inc.. As you know, we’ve talked about for some time that at some point in time, there is a minority interest that resides with the management team of Pei Wei. And at some point in time, we will do something to monetize that interest for them. But we certainly haven’t made any sort of announcement with respect to that. So that’s about all I can say at this point.

Howard Penney - Friedman, Billings, Ramsey Group, Inc. — Analyst

Is there a size at which you want to execute that? Or do you want to wait until you see further performance?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well, I think that at this point, we continue to be very pleased with the performance of Pei Wei. I think they have exceeded our expectations virtually on every level that we look at a concept. You know, again, I think — at some point in time, we will monetize that transaction. If you want to write us a billion dollar check for the concept, we would probably listen to you.

Howard Penney - Friedman, Billings, Ramsey Group, Inc. — Analyst

Done. I will do it tomorrow. Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Thanks, man.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

You just got thrown in the river. [Laughter].

Howard Penney - Friedman, Billings, Ramsey Group, Inc. — Analyst

Oh, really? [Laughter].

Operator

Thank you. Our next question is from Eric Wold, Merriman Curhan Ford.

Eric Wold - Merriman Curhan Ford & Co. — Analyst

Good afternoon, guys.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hi, Eric.

Eric Wold - Merriman Curhan Ford & Co. — Analyst

On Pei Wei, what has been the biggest driver in terms of improving margins there? And obviously you took a nice uptick in your margin expectations for the Pei Wei chain this year. What’s driving that? And then secondly, on Pei Wei, updates on development plans in new markets this year for that concept, and kind of, what level, a number of restaurants you feel you need to get scale to get better margins there from the new restaurants?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

Okay, Eric, in terms of the margin, I think what you see in this recent quarter is continued maturation of the concept. But more uniquely is the fact that we have gone through a period of time where we haven’t opened too many restaurants. So you’re seeing the cost burden of fast growth sort of dissipate in the quarter. And through the balance of the year it will pick back up.

But we opened one restaurant in this last quarter, and so you don’t have that penalty built in, into the margin. So it was a great quarter. But if we open one restaurant a quarter for the future, we would anticipate those margins to continue. But obviously, that’s not our plan. So they’re going to — they’re going to back off a little bit as we continue to grow at a pretty fast pace.

You know, the base of mature restaurants continues to get larger, so that helps us. It helps in stability and it helps in overall improvement. And the fact that our average weekly sales continue to exceed our expectations and the comps were great for the quarter. We don’t continue — our forecasts don’t contemplate that kind of rate of increase, but they also don’t contemplate backing off from where we are today. So at a higher volume, we expect better margins.

Eric Wold - Merriman Curhan Ford & Co. — Analyst

Now, I completely understand about the point of how, you know, a lack of openings will drive margins or at least help margins a little bit. But just looking at even though you’re now going to back away the openings of Pei Wei towards the back half of this year, even looking at the prior operating margin guidance for Pei Wei versus what you have now, it has even gone up for the back half of the year. I just wondered if there is any certain line items that specifically were driving net worth kind of improvements across the board?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Eric, one comment I will make on that is the lovely lease accounting change we talked about. The restaurant operating profit margins at both Pei Wei and the Bistro are about 40 basis points improved from where they previously were, simply because of the lease accounting changes. So I just wanted to point that out to you.

Eric Wold - Merriman Curhan Ford & Co. — Analyst

Got it. Perfect. And then lastly, when, on the Florida market, when is the next time that you either have or you could enter as a new menu there with different prices?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I’m sorry, Eric, with respect to which concept?

Eric Wold - Merriman Curhan Ford & Co. — Analyst

The Florida market, with the Bistro, how that is going to get hit by higher wages. When is the next time you could introduce a new menu with better pricing there, if you wanted to?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

If we wanted to, we could introduce it tomorrow. But at this point in time, we’re simply evaluating the overall situation. I wouldn’t necessarily jump to the conclusion that we’re going to change prices tomorrow. And we may not for that matter. But I just wanted to put everybody on alert that as we push through the next quarter and through the rest of the year, we are going to evaluate our performance vis-a-vis our expectations. And we may potentially take some state-specific or regional type pricing changes.

Eric Wold - Merriman Curhan Ford & Co. — Analyst

Perfect. Thanks, guys.

Operator

Thank you. Our next question is from Ashley Woodruff from Bear Stearns.

Ashley Woodruff - Bear, Stearns & Co. — Analyst

Hi, thanks. Russell, could you address Pei Wei same-store sales trends in a little more detail? Until 2004 Pei Wei’s comps were usually flat or up a little, down a little each quarter and then they stabilized in ‘04 and then recently have been very strong.

How much of this do you think is just a function of having a larger base of restaurants and less cannibalization because you’re opening in more new markets? And then looking forward do you think Pei Wei’s same-store sales trends are a better way now to judge the health of the brand than they were in the past?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

Okay, I think, obviously, we’re very pleased with the same-store sales trends. I think your point is very accurate that as the base of stores that are comparable grows, then the volatility kind of goes down a little bit. In the early days, they were all over the board because you were talking about four, five or six stores and one store, road construction or cannibalization can meaninglessly move the number. I’m not sure what is driving the great numbers. It is good execution. It is increased brand awareness. It is sales trends growing in new markets that we opened up a couple of years ago that continue to grow. It is a lot of factors in there, some of which we influence, and some of which we don’t. We just benefit from.

Going forward, I would think that number is more stable and over time, becomes more meaningful. It is still not the number that we watch on a daily basis, to talk about the health of Pei Wei. Average weekly sales for us is still a number because we still do cannibalize restaurants. We still will go to a lot of new markets with lower volumes upon opening and want those to grow. But over time, it becomes more meaningful. But I wouldn’t say now it is now the number to watch.

Ashley Woodruff - Bear, Stearns & Co. — Analyst

Okay. And then in terms of the same-store sales trends, did you see sales really increased across all day parts, including takeouts, or was this maybe one factor that you saw a bigger increase?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

It was across day parts. It was across dine-in/takeout. And it was across markets where we have comp stores.

Ashley Woodruff - Bear, Stearns & Co. — Analyst

Okay. Thanks.

Operator

Thank you. Our next question is from Bryan Elliott from Raymond James.

Bryan Elliott - Raymond James & Associates — Analyst

Oh, sorry. I was writing up my FBR tenders for Pei Wei Note.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

[Multiple Laughter]. Keep working, Bryan. I’m just kidding.

Bryan Elliott - Raymond James & Associates — Analyst

Anyway, I just have a couple of mind-numbing auto and accounting questions. My apologies in advance. Last year, first quarter, we had a catch-up charge for the new partnership accounting treatment, and was that pretax number 12.5 million? Do you have that, Kristina?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Yes, actually, in the first quarter of ‘04, yes, that’s a pretax number. If you look at actually our release, when we have the ‘04 forecast versus the ‘04 actual, there’s a section there that we actually split out those kind of what I will call “one-time” charges for the first quarter, net of tax, was — and that was about $7.1 million, was for the partnership fees.

Bryan Elliott - Raymond James & Associates — Analyst

Right. I was just trying to get the pretax number.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Right. And you’re right. That’s about $12 million on a pre-tax basis.

Bryan Elliott - Raymond James & Associates — Analyst

12 even. Okay. And then secondly, on those — that disclosure near the end of the Press Release, the prior year sort of post-lease restatement numbers, we’ve seen them in percentage form and now the first time here in kind of dollar form. Would those be available now or soon on a sort of, you know, full decimal basis similar to the detail in the standard income statement releases? Are we going to get those sort of as we get quarters going forward through the year?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Some of that you can get through our first quarter 10-Q that we filed this morning. So I would look there first. Others, I will tell you, what we presented here is probably about all we’re going to present. We’re probably not going to carry it out to the hundredth decimal point really until we have that information in the future Q’s this year.

Bryan Elliott - Raymond James & Associates — Analyst

Very good. Thank you.

Operator

Thank you. Our next question is from Janice Meyer from Credit Suisse First Boston.

Janice Meyer - Credit Suisse First Boston — Analyst

Hi, thanks. If I could just follow-up right on your comments on pricing. You’ve kind of stated I think your philosophy in the past was to only raise prices when you feel there is a structural change in costs, something permanent. So minimum wage by states would seem to qualify for that. So why would you then break from your philosophy and not raise prices in those states? And then secondly, does your guidance include raising prices or not? And so if were you to raise prices, that would likely flow to the bottom line.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Janice, I don’t think that we’re necessarily straying too far from our thoughts in the past. As you will recall, we did take a price increase at the end of December last year. About a 1% price increase, which we are currently enjoying. That was in anticipation of what we thought was going to happen in ‘05. As you know, we tend to be a little bit conservative when it comes to taking price, and I don’t think that’s going to change as we move forward.

Having said that, you know, we will continue — we always monitor our business. And you’re absolutely correct, labor in our opinion is an upward-sloping line in our business, in terms of cost. And if we are not meeting our objectives in terms of profitability, we will look to take price in the future, whether it is this year or next year, it remains to be seen. Our thoughts for this year do not include any kind of price over and above what we currently have at the Bistro.

Janice Meyer - Credit Suisse First Boston — Analyst

Great. Thank you.

Operator

Thank you. Our next question is from Sharon Zackfia from William Blair.

Sharon Zackfia - William Blair & Co. — Analyst

Hi, good morning. Two questions on Pei Wei. First, on the more mature stores, can you give us any idea what those margins are settling in at? And then secondarily, I think when you took the price of Pei Wei last year, there were some signage fees that we hadn’t anticipated. Are we going to see some sort of additional costs for replacing or moving that price up like we saw last year?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

The first question on mature stores, I don’t think we disclosed it at that level, but I think the performance you see in the quarter is certainly more reflective of mature store performance.

Sharon Zackfia - William Blair & Co. — Analyst

So we should look for high teens?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

Yes, we’ve always sort of said we think, you know, in the old accounting lingo, 17%, and you know, we came in higher than that, 18, 40 of that is lease adjustments, so 17.6. So I think that — what you would think the concept should do, on a sustainable, mature basis.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sharon, we’ve always talked about Pei Wei being roughly 150 to 200 basis points at the restaurant operating level, probably less than the Bistro, and I think that is still holding true.

Sharon Zackfia - William Blair & Co. — Analyst

[audio difficulty].

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sharon? Sharon, you’re breaking up on us.

Sharon Zackfia - William Blair & Co. — Analyst

Sorry. [audio difficulty].

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Operator, I’m sorry, Sharon is breaking up on us and we can’t understand that question.

Operator

Thank you. Our next question is from Craig Bibb from Hambrecht.

Craig Bibb - WR Hambrecht & Co. — Analyst

Could you remind us what’s the mix of new and existing markets with the 26 Pei Wei openings?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

I think it’s 10 or 11 new markets, and the balance in existing.

Craig Bibb - WR Hambrecht & Co. — Analyst

And how much is the lack of incremental cannibalization leading — helping comps rise?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

Lack of incremental — ?

Craig Bibb - WR Hambrecht & Co. — Analyst

You currently opened a unit in the quarter, I was wondering if that was a coincidence that comps then popped up that quarter?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President-Pei Wei Asian Diner

No, I don’t think there is any — cannibalization isn’t a factor in the last quarter or this quarter, or it is no different. We have a couple of stores being cannibalized, that have been cannibalized and we will continue to be in that range until they lap reopening of the newer restaurant.

Craig Bibb - WR Hambrecht & Co. — Analyst

Okay. Thank you.

Operator

[OPERATOR INSTRUCTIONS]. Our next question is from John Ivankoe from JPMorgan.

John Ivankoe - JPMorgan Chase & Co. — Analyst

Hi. Thanks. Two quick questions maybe. First, looking at April comps, I guess this is a question for you, Bert. I mean do you see something different in April trend-wise, you know, explaining the slightly lower number than what you saw in the first quarter, if you could, you know, make some general comments in terms of how you see the industry tracking.

And secondly, if there is any update on the third concepts in terms of your thinking, timing, markets, things along that line? Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, John, it’s Bert. I can’t really offer any great insight as to the first three weeks of April other than to make a very simple statement that there has been a few less people who have come through the door. There is no — we are not necessarily seeing any shift in traffic from a geographic standpoint.

In the first quarter, and I think these trends have continued through the first three weeks of April, we’ve seen great growth and continued strong performance in our Florida market. I think if you looked and said, Where is the weakest market in the Bistro system? I would probably tell you it is in the Texas to lower Midwest, but that’s not any different than it was in the first quarter.

So we try not to read too much into, you know, the one week, two week, three weeks-type numbers. But there clearly has been a slight softening if you will in terms of traffic at both concepts in the first three weeks of April.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO

And John, this is Rick. I will kind of bring you up to speed on what is going on with the new concept. I think you used the term markets, and we’re really only focused on building one restaurant. And then working forward from there.

We really don’t want to get ahead of ourselves on this. Since we last talked, I think it has really been just a continuation of what we discussed at the last conference call. We do have a small team in place that is exclusively focused on the development of the business. We have retained an outside culinary consultant to help us with some of our menu and recipe development. We are focused on a couple of opportunities from a real estate perspective and they are both here in the Phoenix marketplace.

We expect that we will have something secured from a real estate perspective sometime within the next six months or so. We are in early phase development from conceptual, visual floor planning, you know, those types of things. And if everything breaks our way sometime middle part of next year, we might expect to see the first restaurant up and running. So just to — just sort of normal timeline on new concept development at this point and nothing really earth shattering to share.

John Ivankoe - JPMorgan Chase & Co. — Analyst

Okay. Thanks

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Our next question is from Matthew Difrisco from Thomas Weisel Partners.

Matthew Difrisco - Thomas Weisel Partners — Analyst

Hi, can you describe or refresh for me the 2004 store base, or why the average weekly sales there are so low now, at the current stage, the 18 stores opened in 2004 and what you expect for them going forward? Are they ever going to get to be ‘03 class or even potentially to the huge volumes that you’re putting up in the ‘05 class?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I assume you’re talking about the Bistro, Matt.

Matthew Difrisco - Thomas Weisel Partners — Analyst

Sorry, yes.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Actually, the ‘04 class is very typical of how we expect our new classes to perform. I think if you go back over time, most of our classes with a couple of exceptions, tend to start out in the lower 90s, as a class, and then grow from there.

The ‘05 class right now through the first quarter, we have two openings, they both opened at exceptional volumes. I can assure you those volumes will come down and I can also assure that the ‘05 class will not end up at $135,000 per week. It will trail down as we open more units during the year to where we will get a more normal number. I fully expect that the ‘04 class will be able to grow their traffic and sales over the next few years, and be very comparable to all of our earlier classes.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO

In fact, if I recall, our ‘04 class started very similar to the ‘05 as class, and I think Bert made exactly the same comments at that point in time.

Matthew Difrisco - Thomas Weisel Partners — Analyst

Well, actually a year ago your average weekly sale for that ‘04 class was 101. So it started out a little less than what you’re doing at the 135 and it’s come down 10%. So I was just curious on — can you walk us through when the building path on that? But that’s okay. I was also more concerned with, is it a couple of restaurants or is that 90 a true average of the 18?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well, the 90 is a true average. And yes, we certainly have a couple of restaurants, certainly a couple of restaurants that are below that $90,000 mark. And guess what, we have a few above that $90,000 mark. So that’s not any different that any other class.

And again, I will — without any knowledge whatsoever about ‘06, I can probably make the same rough statement. That is what our concept tends to do over time. There are always some aberrations out there. But by and large, if we can open up in the actually high 80s, low 90s, as opening, as we currently open the restaurants and then build from there, we are happy as larks.

Matthew Difrisco - Thomas Weisel Partners — Analyst

Thank you.

Operator

Thank you. Our next question is from Bryan Elliott from Raymond James.

Bryan Elliott - Raymond James & Associates — Analyst

Hi. I wanted to just ask a little bit about the G&A projections for the balance of the year, which are up a fair amount year-on-year. And how much of that can you split maybe, the regulatory of burden out of that? How much of that is sort of supporting the growth of Pei Wei new concept, and/or how much of it reflects sort of a permanent change in the overhead cost structure due to the new regime?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sure, Bryan. With respect to the new concept, I think we talked about spending roughly about $750,000 this year and I don’t think our thoughts have changed with respect to that. All of the other changes you’re seeing obviously have to do with the growth of our business. Certainly, a large portion of that has to do with the regulatory environment that currently exists. And I wish I could tell you it is going to go down but I don’t think it is.

You would think with all of the testing and tribulations that have gone on from an accounting standpoint, that our fees would actually be lower. But that doesn’t seem to be the case. So anyway, these are the things we will have to work through. My guess is, is that we’re just going to be in a higher cost environment in terms of trying to support our business. And I don’t think that is going to change any time soon.

Bryan Elliott - Raymond James & Associates — Analyst

So I guess the world needs more lawyers and accountants because obviously there is a shortage of them because their price keeps going up.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I can’t comment on that, Bryan. [Laughter].

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO

That’s a lobbing in a softball.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

You got that deal worked out, Bryan?

Bryan Elliott - Raymond James & Associates — Analyst

We’re still negotiating.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I appreciate it. Thanks.

Operator

I show no further questions. I will now turn the call back to the speaker’s for closing remarks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well, thank you very much. I think as we stated in our Press Release, we will be releasing our second quarter revenues actually one day later than normal, rather than on a Wednesday, it is going to be on a Thursday in recognition of the July 4th holiday. And then I believe we are releasing our second quarter earnings on the 27th of July. Thanks so much. If you have any additional questions, please give me a shout.

Operator

Thank you. And this concludes today’s conference. You may disconnect at this time.